The Dow Chemical Company and Subsidiaries	EXHIBIT 10(b)(ii)

1979 Award and Option Plan Amended

RESOLVED, that Section 2(o) of The Dow Chemical Company 1979 Award and Option Plan be amended to read as follows:

“Subsidiary:  Any business association (including a corporation or partnership), other than the Company, in a unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interest in one of the other associations in such chain.”

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